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                                                                      EXHIBIT 21


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                     SUBSIDIARIES OF MEDICAL ASSURANCE, INC.

The Medical Assurance Company, Inc. (Alabama)
         Mutual Assurance Agency of Ohio, Inc. (Ohio)
         Mutual Assurance Agency, Inc. (Alabama)
Medical Assurance of West Virginia, Inc. (West Virginia)
Specialty Underwriters Reinsurance Facility (Bermuda)
Medical Assurance of Indiana Agency, Inc. (Indiana)


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